Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

Purchase and Sale Agreement

This Purchase and Sale Agreement (the “Agreement”) is made entered into and effective as of August 2, 2018, by Centennial Resource Production, LLC (“Producer” or “Seller”), and BP Products North America Inc., a Maryland corporation (“BP” or “Buyer”). Producer and BP are individually referred to as “Party” and jointly as “Parties”, with reference to the following facts:

A.	Producer produces Crude Oil (as defined below) in the Delaware Basin.

B.	Producer wishes to sell and deliver, and BP wishes to buy and accept, Crude Oil on the terms and conditions of this Agreement.

C.
Producer and Oryx Southern Delaware Oil Gathering and Transport LLC (the “Oryx Pipeline”) are parties to that certain Transportation and Gathering Services Agreement, dated as of December 15, 2015 (the “TGSA”).

D.
The Parties intend that in the event of reductions in Producer’s production of Crude Oil causes a shortfall in the Crude Oil delivered during Period 2 hereunder, Producer will deliver crude oil from other sources as described below.

1.	Purchase and Sale

(a)	During the Term of this Agreement, Producer will sell, and BP will purchase, Crude Oil on the terms and conditions of this Agreement.

(b)	Producer shall sell and deliver, and BP shall purchase and accept, a quantity Crude oil as set forth below:

(i)
During each month of Period 1, twenty thousand barrels per day (20,000 bpd) of Producer’s Crude Oil production on the Oryx Pipeline at the Delivery Point times the number of days in each month, plus or minus one thousand barrels per day (1,000 bpd) on average over the course of such month (“Period 1 Monthly Volume”). “Period 1” will commence January 1, 2019 and continue until the commencement of Period 2.

(ii)
During each month of Period 2, thirty thousand barrels per day (30,000 bpd) of Producer’s Crude Oil production on the Oryx Pipeline at the Delivery Point times the number of days in each month, plus or minus an allowance of one thousand barrels per day (1,000 bpd) times the number of days in each month (“Period 2 Monthly Volume”). As used herein, “Delivery Point” is any valid Origin Point, as defined in the TGSA and as nominated for delivery by BP. To the extent Producer cannot deliver a sufficient quantity of Crude Oil at the Delivery Point such that the Period 2 Monthly Volume will not be met during Month M (after taking into account the allowance referenced in the prior sentence), then during

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the term of the shortfall Producer shall be obligated to deliver replacement barrels equal to the shortfall (such replacement barrels, “Replacement Crude Oil”). Producer shall first seek to use its existing capacity on the Oryx Pipeline under the TGSA to deliver the Replacement Crude Oil at any of the Destination Points, as defined in the TGSA, or if Producer is unable to deliver at any of the Destination Points using its existing capacity on the Oryx Pipeline, then Producer may, subject to the pricing in Section 2(c), deliver the Replacement Crude Oil at any of the Destination Points by some other method or, subject to the pricing in Section 2(c), deliver the Replacement Crude Oil at Plains Midland or other mutually agreeable delivery points (such delivery points referenced in this sentence, the “Alternate Delivery Points”). For example, if Producer delivered 850,000 barrels of its Crude Oil production to BP at the Delivery Point in June 2020, Producer would be required to deliver a minimum of 20,000 barrels of Replacement Crude Oil to BP for such month [(30,000 * 30) – (1,000 * 30) – 850,000 = 20,000] at an Alternate Delivery Point. “Period 2” will commence upon the earlier of the in-service date of Gray Oak Pipeline or June 1, 2020, and continue for a further five (5) years from such commencement date.

Title and risk of loss to the Crude Oil and/or the Replacement Crude Oil shall pass at the Delivery Point or Alternate Delivery Point, as applicable.

(iii)
Grade and Crude Oil Type: The Crude Oil shall be Midland Sweet West Texas Intermediate type crude oil with a reference gravity of <45 API (“WTI”) (WTI being referred to herein as “Crude Oil”). The Crude Oil shall meet the quality specifications set forth in Oryx Pipeline’s FERC and Texas RRC Tariffs Governing the Transportation and Handling of Crude Petroleum Transported by Pipeline (together, the “Pipeline Tariff”) as in effect from time to time.

(iv)
Forecasts and Nominations: Producer shall provide to BP on or before the twentieth (20th) day of the calendar month two months prior to Month M (“Month M-2”) a forecast of the Crude Oil it will deliver in Month M. Producer shall provide BP on or before the fifteenth (15th) day of the calendar month preceding Month M (“Month M-1”) the volume of Crude Oil which it will deliver in Month M (the “Confirmed Quantity”). If, during Period 2, based on the Confirmed Quantity provided, Producer will need to deliver Replacement Crude Oil, then Producer will also inform BP of the volume of Replacement Crude Oil to be delivered and the Alternate Delivery Point proposed. If the proposed Alternate Delivery Point is not one of the Destination Points and BP does not accept the proposed Alternate Delivery Point, BP will promptly notify Producer of such non-acceptance of the proposed Alternate Delivery Point, and BP will cooperate with Producer to determine an acceptable Alternate Delivery Point. Producer will promptly notify BP if Producer has reason to believe that the amount it will actually deliver is materially different than the Confirmed Quantity, or if there is a

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material change to the volume at a delivery point whether or not the overall volume delivered will change.

2.	Price and Payment. For each barrel of Crude Oil delivered by Producer to BP, BP agrees to pay Producer the amounts specified below:

(a)
During Period 1: “Cal NYMEX” plus “Argus Diff to CMA” plus “Argus WTI Midland Differential” plus “Midland Fixed Differential” minus “Oryx Costs”, if applicable, as such terms are defined in this section below.

(b)	During Period 2: “Cal ICE Brent” plus “Brent Roll” plus “Brent Differential” minus “Oryx Costs”, if applicable, as such terms are defined in this section below.

Subject to any modification under a pricing amendment, the price per barrel of Crude Oil would be as determined by the above formulas. The formula terms have the meanings given below:

“Month M” means month of delivery.
“Month M-1” means the calendar month preceding Month M.
“Month M-2” means the calendar month 2 months prior to Month M.
“Cal ICE Brent” means the arithmetic average of the settlement prices, excluding the settlement price on the last pricing day, for the ICE Brent financial contract for the month of delivery, excluding weekends and holidays.
“Cal NYMEX” means the arithmetic average of the settlement prices for Light Sweet Crude Oil Futures Contract (WTI) on the New York Mercantile Exchange ("NYMEX") for each day of the month of the delivery, excluding weekends and holidays.
“Argus Diff to CMA” means the weighted average of the Diff to CMA Nymex as published by Petroleum Argus Daily Crude Reports from the 26th day of "Month M -2" and including the 25th day of "Month M-1" (excluding weekends and holidays).
“Argus WTI Midland Differential” means the weighted average of the Midland trade differential as published by Petroleum Argus Daily Crude Reports from the 26th day of "Month M -2" and including the 25th day of "Month M-1" (excluding weekends and holidays).

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“Brent Roll” means the arithmetic average of the settlement quote(s) for Cal ICE Brent (second traded contract month) of the pricing period in Month M, less the arithmetic average of the settlement quote(s) for Cal ICE Brent (first traded contract month) of the pricing period in Month M. An example of how Brent Roll may be calculated is set forth on Exhibit C for illustrative purposes only.

“Brent Differential” of [***] per net barrel.
“Midland Fixed Differential” of [***] per net barrel.
“Oryx Costs” means the actual transportations costs and fees associated with moving Crude Oil on the Oryx Pipeline pursuant to the Oryx Pipeline tariff then currently in effect. For Replacement Crude Oil, the Oryx Costs shall equal $0.
If an index is not published on a pricing day, the remaining days in the relevant month will be used to establish pricing. In the event of publication disruption for more than seven (7) normal pricing days in a month, the parties shall agree upon an alternate price index. If they are unable to agree, the matter shall be resolved by arbitration. Short term disruptions would be addressed through the use of other pricing days.

(c)
For any Replacement Crude Oil delivered to an Alternate Delivery Point, should BP incur any additional actual, verifiable costs for transportation, pump-over, storage, or any penalty(ies), solely because the Replacement Crude Oil is delivered by Producer to BP at the applicable Alternate Delivery Point, such costs will be passed through to Producer as a reduction to the amounts payable to Producer by BP pursuant to Section 2. Price and Payment., above.

(d)
Pricing Amendment. Producer may, from time to time, request that BP provide quotes to change one or more components of the Pricing Formula (each a “Pricing Amendment”). In its request, Producer will indicate (i) the commencement date for which the Pricing Amendment would be effective, (ii) the period during which the Pricing Amendment would apply, which period shall not be for less than three (3) consecutive months, (iii) the type of Pricing Amendment requested (i.e. floor, ceiling, fixed, alternate index), and (iv) the volumes for which such Pricing Amendment would apply (“Pricing Amendment Quantity”), which, together with all other Pricing Amendments then in effect, may be up to but not in excess of one hundred percent (100%) of the volume committed pursuant to this Agreement (i.e. 20,000 barrels per day during Period 1 and 30,000 barrels per day during Period 2). Within ten (10) days after receipt of Producer’s request, BP shall provide to Producer the requested quote(s), and Producer shall accept or reject the quote(s) within three (3) business days. If Producer fails to respond within three (3) business days, the quote(s) shall be deemed to have been rejected for purposes of this Agreement. If the Parties agree on a Pricing Amendment, the Pricing Formula will be

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amended in the manner and for the period specified therein and evidenced by a writing signed by the Parties. For the avoidance of doubt, once a Pricing Amendment is entered into, the Pricing Amendment Quantity associated with such Pricing Amendment would be fixed for the period of the Pricing Amendment. If, due to a Pricing Amendment there are different prices for tiers of Crude Oil, and there is a shortfall in delivery or receipts, then the Pricing Amendment Quantity will be considered to have been delivered or received first.

(e)	Payment is due by the twentieth (20th) of the month following the month of delivery.

3. General Provisions

The Conoco 1993 General Provisions (the “General Provisions”) attached as Exhibit A to this Agreement are hereby incorporated by reference, as amended by the amendments in the attached Exhibit B. Except to the extent otherwise specified in the main body of this Agreement, the General Provisions shall apply to the purchase and sale of the Crude Oil under this Agreement. In the event of any conflict, the provisions of the main body of this Agreement shall govern over those in the General Provisions.

4. Term and Termination

(a) This Agreement shall commence at the start of Period 1 and continue through the end of Period 2 (the “Initial Term”). This Agreement may be extended for an additional term of one (1) year by mutual written agreement of the Parties no later than three (3) months prior to the end of the Initial Term. The Initial Term and any agreed upon extension are jointly referred to as the “Term”.

(b) Either Party may terminate this Agreement in the event of a material breach by the other Party, which breach is not corrected within a reasonable period of time after receipt of notice from the nonbreaching Party.

5.     Confidentiality

Neither Party shall disclose directly or indirectly without the prior written consent of the other Party the pricing terms of this Agreement to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a Party’s assets or of any rights under this Agreement, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule; (ii) to the extent necessary for the enforcement of this Agreement; (iii) to the extent necessary to implement this Agreement; (iv) to the extent necessary to comply with a regulatory agency’s reporting requirements, or (v) in response to a request from a regulatory authority. The existence of this Agreement is not subject to this confidentiality obligation. The Parties shall be entitled to all remedies available at

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law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of this Agreement shall be kept confidential by the Parties for one year from the expiration of this Agreement.

6.    Governing Law and Venue

This Agreement shall be governed by Texas law. Any dispute arising under this Agreement shall be resolved in the courts of the State of Texas, with venue in Harris County, or in the federal courts located in the city of Houston, Texas. Each Party to this Agreement waives all rights to trial by jury in any litigation arising here from or related hereto. In the event the Parties need to arbitrate a substitute price index, the arbitration shall be held in Houston, Texas before a single arbitrator in accordance with the rules of the American Arbitration Association. The Parties shall each propose a single substitute price index, and the arbitrator shall select one Party’s proposed index. The arbitrator shall not have jurisdiction to select a different price index not proposed by one of the Parties.

7.    Ethics

Each Party warrants that neither the Party or its director, employees, agents, or subcontractors have given commissions, rebates, payments, lavish gifts, kickbacks, lavish or expensive entertainments, or other things of significant cost or value to any director, employee, agent, or subcontractor of the other Party in connection with the Agreement and acknowledges that the giving of any such payments, gifts, entertainment, or other things of value may result in the cancellation of this and all other future Agreements. Each Party will notify the other of any such solicitations by any of its directors, employees, agent or subcontractors.

8. Anti-Corruption

(a) BP and Producer each warrant and undertake to the other that in connection with this Agreement and the performance thereof, they will each respectively comply with all applicable laws, regulations, rules and requirements of the United States of America, the State of Texas or any other relevant jurisdiction relating to anti-bribery or anti-money laundering and that they shall each respectively take no action which would subject the other Party to fines or penalties under such laws, regulations, rules or requirements.

(b) BP and Producer each represent, warrant and undertake to the other that they shall not, directly or indirectly pay, offer, give or promise to pay or authorize the payment of, any monies or other things of value to:

(1)	a government official or an officer or employee of a government or any department, agency or instrumentality of any government;

(2)	an officer or employee of a public international organization;

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(3)	any person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality of such government or of any public international organization; or

(4) any other person, individual or entity at the suggestion, request or direction or for the benefit of any of the above-described persons and entities;

in each case where such payment, offer or promise which would be inconsistent with or contravene any of the above-referenced legislation.

(c) BP or Producer may terminate this Agreement forthwith upon written notice to the other at any time, if the other is in breach of any of the representations, warranties or undertakings described in this Section 8.

9.    General

This Agreement, including the General Provisions as amended by Exhibit B, constitutes the entire and integrated agreement of the Parties with respect to its subject matter.

[Signature page follows]

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INTENDING TO BE LEGALLY BOUND, the Parties have executed this Agreement through their authorized representatives.

BP Products North America Inc.		Centennial Resource Development, Inc.

By:	/s/ Sven Boss-Walker	By:	/s/ Sean R. Smith
	Name: Sven Boss-Walker		Name: Sean R. Smith
	Title: Commercial Commodity Manager		Title: Vice President and Chief Operating Officer

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Exhibit A

Conoco
GENERAL PROVISIONS
DOMESTIC CRUDE OIL AGREEMENTS

A.    Measurement and Tests: All measurements hereunder shall be made from static tank gauges on 100 percent tank table basis or by positive displacement meters. All measurements and tests shall be made in accordance with the latest ASTM or ASME-API (Petroleum PD Meter Code) published methods then in effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision. The crude oil delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carriers involved but not to exceed 1% S&W. Full deduction for all free water and S&W content shall be made according to the API/ASTM Standard Method then in effect. Either party shall have the right to have a representative witness all gauges, tests and measurements. In the absence of the other party's representative, such gauges, tests and measurements shall be deemed to be correct.
B.    Warranty: The Seller warrants good title to all crude oil delivered hereunder and warrants that such crude oil shall be free from all royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes.
Seller further warrants that the crude oil delivered shall not be contaminated by chemicals foreign to virgin crude oil including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead. Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of crude oil which are found to be so contaminated, even after delivery to Buyer.
C.    Rules and Regulations: The terms, provisions and activities undertaken pursuant to this Agreement shall be subject to all applicable laws, orders and regulations of all governmental authorities. If at any time a provision hereof violates any such applicable laws, orders or regulations, such provision shall be voided and the remainder of the Agreement shall continue in full force and effect unless terminated by either party upon giving written notice to the other party hereto. If applicable, the parties hereto agree to comply with all provisions (as amended) of the Equal Opportunity Clause prescribed in 41 C.F.R. 60-1.4; the Affirmative Action Clause for disabled veterans and veterans of the Vietnam Era prescribed in 41 C.F.R. 60-250.4; the Affirmative Action Clause for Handicapped Workers prescribed in 41 C.F.R. 60-741.4; 48 C.F.R. Chapter 1 Subpart 19.7 regarding Small Business and Small Disadvantaged Business Concerns; 48 C.F.R. Chapter 1 Subpart 20.3 regarding Utilization of Labor Surplus Area Concerns; Executive Order 12138 and regulations thereunder regarding subcontracts to women-owned business concerns; Affirmative Action Complicance Program (41 C.F.R. 60-1.40); annually file SF-100 Employer Information Report (41 C.F.R. 60-1.7); 41 C.F.R. 60-1.8 prohibiting segregated facilities; and the Fair Labor Standards Act of 1938 as amended, all of which are incorporated in this Agreement by reference.
D.    Hazard Communication: Seller shall provide its Material Safety Data Sheet ("MSDS") to Buyer. Buyer acknowledges the hazards and risks in handling and using crude oil. Buyer shall read the MSDS and advise its employees, its affiliates, and third parties, who may purchase or come into contact with such crude oil, about the hazards of crude oil, as well as the precautionary procedures for handling said crude oil, which are set forth in such MSDS and any supplementary MSDS or written warning(s) which Seller may provide to Buyer from time to time.

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E.    Force Majeure: Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party. Any such failures to perform shall be remedied with all reasonable dispatch, but neither party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events of Force Majeure shall not extend the terms of this Agreement.
Notwithstanding the above, and in the event that the Agreement is an associated purchase/sale, or exchange of crude oil, the parties shall have the rights and obligations described below in the circumstances described below:
    (1)    If, because of Force Majeure, the party declaring Force Majeure (the "Declaring Party") is unable to deliver part or all of the quantity of crude oil which the Declaring Party is obligated to deliver under the Agreement or associated contract, the other party (the "Exchange Partner") shall have the right but not the obligation to reduce its deliveries of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to deliver.
(2)    If, because of Force Majeure, the Declaring Party is unable to take delivery of part or all of the quantity of crude oil to be delivered by the Exchange Partner under the Agreement or associated contract, the Exchange Partner shall have the right but not the obligation to reduce its receipts of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to take delivery of.
F.    Payment: Unless otherwise specified in the Special Provisions of this Agreement, Buyer agrees to make payment against Seller's invoice for the crude oil purchased hereunder to a bank designated by Seller in U.S. dollars by telegraphic transfer in immediately available funds. Unless otherwise specified in the Special Provisions of this Agreement, payment will be due on or before the 20th of the month following the month of delivery. If payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day. If payment due date is on a Sunday or a Monday New York bank holiday, payment shall be due on the succeeding New York banking day.
Payment shall be deemed to be made on the date good funds are credited to Seller's account at Seller's designated bank.
In the event that Buyer fails to make any payment when due, Seller shall have the right to charge interest on the amount of the overdue payment at a per annum rate which shall be two percentage points higher than the published prime lending rate of Morgan Guaranty Trust Company of New York on the date payment was due, but not to exceed the maximum rate permitted by law.
G.    Financial Responsibility: Notwithstanding anything to the contrary in this Agreement, should Seller reasonably believe it necessary to assure payment, Seller may at any time require, by written notice to Buyer, advance cash payment or satisfactory security in the form of a Letter or Letters of Credit at Buyer's expense in a form and from a bank acceptable to Seller to cover any or all deliveries of crude oil. If Buyer does not provide the Letter of Credit on or before the date specified in Seller's notice under this section, Seller or Buyer may terminate this Agreement forthwith. However, if a Letter of Credit is required under the Special Provisions of this Agreement and Buyer does not provide same, then Seller only may terminate this Agreement forthwith. In no event shall Seller be obligated to schedule or

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complete delivery of the crude oil until said Letter of Credit is found acceptable to Seller.     Each party may offset any payments or deliveries due to the other party under this or any other agreement between the parties.
If a party to this Agreement (the "Defaulting Party") should (1) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (2) become generally unable to pay its debts as they become due, or (3) make a general assignment for the benefit of creditors, the other party to this Agreement may withhold shipments without notice.
H.    Liquidation:
(1)    Right to Liquidate. At any time after the occurrence of one or more of the events described in the third paragraph of Section G, Financial Responsibility, the other party to the Agreement (the "Liquidating Party") shall have the right, at its sole discretion, to liquidate this Agreement by terminating this Agreement. Upon termination, the parties shall have no further rights or obligations with respect to this Agreement, except for the payment of the amount(s) (the "Settlement Amount" or "Settlement Amounts") determined as provided in Paragraph (3) of this section.
(2)    Multiple Deliveries. If this Agreement provides for multiple deliveries of one or more types of crude oil in the same or different delivery months, or for the purchase or exchange of crude oil by the parties, all deliveries under this Agreement to the same party at the same delivery location during a particular delivery month shall be considered a single commodity transaction ("Commodity Transaction") for the purpose of determining the Settlement Amount(s). If the Liquidating Party elects to liquidate this Agreement, the Liquidating Party must terminate all Commodity Transactions under this Agreement.
(3)    Settlement Amount. With respect to each terminated Commodity Transaction, the Settlement Amount shall be equal to the contract quantity of crude oil, multiplied by the difference between the contract price per barrel specified in this Agreement (the "Contract Price") and the market price per barrel of crude oil on the date the Liquidating Party terminates this Agreement (the "Market Price"). If the Market Price exceeds the Contract Price in a Commodity Transaction, the selling party shall pay the Settlement Amount to the buying party. If the Market Price is less than the Contract Price in a Commodity Transaction, the buying party shall pay the Settlement Amount to the selling party. If the Market Price is equal to the Contract Price in a Commodity Transaction, no Settlement Amount shall be due.
(4)    Termination Date. For the purpose of determining the Settlement Amount, the date on which the Liquidating Party terminates this Agreement shall be deemed to be (a) the date on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination is sent by telex or facsimile transaction; or (b) the date on which the Defaulting Party receives written notice of termination from the Liquidating Party, if such notice of termination is given by United States mail or a private mail delivery service.
(5)    Market Price. Unless otherwise provided in this Agreement, the Market Price of crude oil sold or exchanged under this Agreement shall be the price for crude oil for the delivery month specified in this Agreement and at the delivery location that corresponds to the delivery location specified in this Agreement, as reported in Platt's Oilgram Price Report ("Platt's") for the date on which the Liquidating Party terminates this Agreement. If Platt's reports a range of prices for crude oil on that date, the Market Price shall be the arithmetic average of the high and low prices reported by Platt's. If Platt's does not report prices for the crude oil being sold under this Agreement, the Liquidating Party shall determine the Market Price of such crude oil in a commercially reasonable manner, unless otherwise provided in this Agreement.

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(6)    Payment of Settlement Amount. Any Settlement Amount due upon termination of this Agreement shall be paid in immediately available funds within two business days after the Liquidating Party terminates this Agreement. However, if this Agreement provides for more than one Commodity Transaction, or if Settlement Amounts are due under other agreements terminated by the Liquidating Party, the Settlement Amounts due to each party for such Commodity Transactions and/or agreements shall be aggregated. The party owing the net amount after such aggregation shall pay such net amount to the other party in immediately available funds within two business days after the date on which the Liquidating Party terminates this Agreement.
(7)    Miscellaneous. This section shall not limit the rights and remedies available to the Liquidating Party by law or under other provisions of this Agreement. The parties hereby acknowledge that this Agreement constitutes a forward contract for purposes of Section 556 of the U.S. Bankruptcy Code.
I.    Equal Daily Deliveries: For pricing purposes only, unless otherwise specified in the Special Provisions, all crude oil delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month.
J.    Exchange Balancing: If volumes are exchanged, each party shall be responsible for maintaining the exchange in balance on a month-to-month basis, as near as pipeline or other transportation conditions will permit. In all events upon termination of this Agreement and after all monetary obligations under this Agreement have been satisfied, any volume imbalance existing at the conclusion of this Agreement of less than 1,000 barrels will be declared in balance. Any volume imbalance of 1,000 barrels or more, limited to the total contract volume, will be settled by the underdelivering party making delivery of the total volume imbalance in accordance with the delivery provisions of this Agreement applicable to the underdelivering party, unless mutually agreed to the contrary. The request to schedule all volume imbalances must be confirmed in writing by one party or both parties. Volume imbalances confirmed by the 20th of the month shall be delivered during the calendar month after the volume imbalance is confirmed. Volume imbalances confirmed after the 20th of the month shall be delivered during the second calendar month after the volume imbalance is confirmed.
K.    Delivery, Title, and Risk of Loss: Delivery, title, and risk of loss of the crude oil delivered hereunder shall pass from Seller to Buyer as follows:     For lease delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the Seller's lease/unit storage tanks or processing facilities to the Buyer's carrier. Title to and risk of loss of the crude oil shall pass from Seller to Buyer at the point of delivery.
For delivery locations other than lease/unit delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the delivery facility designated by the Seller to the Buyer's carrier. If delivery is by in-line transfer, delivery of the crude oil to the Buyer shall be effected at the particular pipeline facility designated in this Agreement. Title to and risk of loss of the crude oil shall pass from the Seller to the Buyer upon delivery.
L.    Term: Unless otherwise specified in the Special Provisions, delivery months begin at 7:00 a.m. on the first day of the calendar month and end at 7:00 a.m. on the first day of the following calendar month.
M.    Governing Law:     This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas.
N.    Necessary Documents: Upon request, each party agrees to furnish all substantiating documents incident to the transaction, including a Delivery Ticket for each volume delivered and an invoice for any month in which the sums are due.

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O.    Waiver: No waiver by either party regarding the performance of the other party under any of the provisions of this Agreement shall be construed as a waiver of any subsequent performance under the same or any other provisions.
P.    Assignment: Neither party shall assign this Agreement or any rights hereunder without the written consent of the other party unless such assignment is made to a person controlling, controlled by or under common control of assignor, in which event assignor shall remain responsible for nonperformance.
Q.    Entirety of Agreement: The Special Provisions and these General Provisions contain the entire Agreement of the parties; there are no other promises, representations or warranties. Any modification of this Agreement shall be by written instrument. Any conflict between the Special Provisions and these General Provisions shall be resolved in favor of the Special Provisions. The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.
R.    Definitions: When used in this Agreement, the terms listed below have the following meanings:
"API" means the American Petroleum Institute.
"ASME" means the American Society of Mechanical Engineers.
"ASTM" means the American Society for Testing Materials.
"Barrel" means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit.
"Carrier" means a pipeline, barge, truck, or other suitable transporter of crude oil.
"Crude Oil" means crude oil or condensate, as appropriate.
"Day," "month," and "year" mean, respectively, calendar day, calendar month, and calendar year, unless otherwise specified.
"Delivery Ticket" means a shipping/loading document or documents stating the type and quality of crude oil delivered, the volume delivered and method of measurement, the corrected specific gravity, temperature, and S&W content.
"Invoice" means a statement setting forth at least the following information: The date(s) of delivery under the transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment.
"S&W" means sediment and water.

The use of the following notation in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been separately provided to the Securities and Exchange Commission: [***]

Exhibit A1

(List of wells which will comprise group making up Period 1 Volume) 1

[To be provided by Producer prior to the commencement of Period 1]

_______________________

1 Producer shall update Exhibit A1 as necessary from time to time to maintain the Period 1 Volume and provide a copy of the updated Exhibit A1 to BP. The wells listed on this Exhibit A1 are listed for the purposes of nominating, scheduling, and tracking volumes received by BP into the Oryx Pipeline during Period 1. The Parties acknowledge and agree that this Agreement does not involve a dedication of, or other burden affecting, the wells listed above.

The use of the following notation in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been separately provided to the Securities and Exchange Commission: [***]

Exhibit A2

(List of wells which will comprise group making up Period 2 Volume)2

[To be provided by Producer prior to the commencement of Period 2]

_______________________

2 Producer shall update Exhibit A2 as necessary from time to time to maintain the Period 2 Volume and provide a copy of the updated Exhibit A2 to BP. The wells listed on this Exhibit A2 are listed for the purposes of nominating, scheduling, and tracking volumes received by BP into the Oryx Pipeline during Period 2. The Parties acknowledge and agree that this Agreement does not involve a dedication of, or other burden affecting, the wells listed above.

The use of the following notation in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been separately provided to the Securities and Exchange Commission: [***]

Exhibit B – BP Amendments to Conoco 1993 General Provisions

The following agreed amendments shall be incorporated in the Conoco 1993 GTCs

1.	Section A. Measurement and Tests: Delete the existing Section A and replace with the following:

All quantity measurements hereunder shall be made by metering with custody-grade meters or gauging static shore tanks. All measurements and tests shall be made in accordance with the API MPMS and ASTM published standards and methods in their latest revision. Volume and gravity shall be corrected to 60 degrees Fahrenheit by use of the appropriate tables from API MPMS Ch. 11.1/ ASTM D1250 in its latest revision. The crude oil delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carriers involved but not to exceed 1% S&W. A full deduction for all free water and S&W content shall be made according to S&W methodologies from API MPMS Ch. 10 as agreed to by the Parties. Either party shall have the right to have a representative present while gauging, testing, measuring, and calibrating equipment. In the absence of the other party’s representative, such gauges, tests, measuring, and calibrations shall be deemed correct.

2.	Section E. Force Majeure is hereby amended as follows:

1.
Delete the third sentence of the first paragraph and replace it with “If Force Majeure is declared due to any of the aforementioned events, failure to perform shall not extend the terms of this Agreement."

2.
Delete the words “but neither party shall be required to supply substitute quantities from other sources of supply.” Add the following at the end of the clause: “Force Majeure in the case of Producer does not include reductions to or absence of Crude Oil production by Producer or its affiliates due to items within Producer’s control, including its pace of drilling and completing wells. It is the intent of the parties that during Period 2, Producer is obligated to acquire replacement barrels from third parties and to supply them under this Agreement in order to compensate for any reduction in its own production or the production of its affiliates solely to the extent such reduction arises due to items within Producer’s control. During Period 1, BP shall not be entitled to declare Force Majeure as a result of a shutdown of a pipeline downstream of the Oryx Pipeline as long as Oryx Pipeline has a functioning pipe outlet for all of its volume.

3.	Section G. Financial Responsibility:

Delete the existing Section G and replace with the following:

“G. Financial Responsibility and Events of Default:

(1) BP shall have open credit under this Agreement, and shall not be required to provide any prepayment, letter of credit, or other form of financial assurance.

(2) An Event of Default shall mean the occurrence with respect to a Party of one of the following events:

(a)	Bankruptcy:

(i)	a Party becomes the subject of bankruptcy or other insolvency proceedings for the appointment of a receiver, trustee or similar official;

(j)	becomes insolvent or generally unable to pay its debts as they become due, including but not limited to any outstanding debts to the other Party to this Agreement;

The use of the following notation in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been separately provided to the Securities and Exchange Commission: [***]

(ii)	proposes to make or makes a general assignment for the benefit of creditors; or

(iii)	is dissolved; or

(b)
Merger Without Assumption: a Party transfers, merges or consolidates with any other person where the entity existing after the transfer, merger or consolidation does not assume the obligations of the Party, by operation of law or otherwise.

4.	Section H. Liquidation:

1.
Delete the first sentence of Section H(1) and replace it with the following, “At any time after the occurrence of one or more Events of Default (as defined in Section G. Financial Responsibility and Events of Default), the other Party to this Agreement (the “Liquidating Party”) shall have the right, at its sole discretion, to liquidate this Agreement by terminating this Agreement”.

2.	Amend part (a) of H(4)(a) to include email as a possible means for delivery.

3.
Delete the last sentence and insert as additional language to Section H(5), the following sentence: “Buyer and Seller hereby agree that if Platts does not report prices for the crude oil being sold under this Agreement, Buyer and Seller shall use any other widely accepted, published price to determine the Market Price of such crude; in the event no other widely accepted, published price is available to determine the Market Price, Buyer and Seller shall mutually agree on a mechanism whereby the Market Price can be determined for purposes of this Section H(5).”

4.
Amend Section H(6) to add the following sentence after the second sentence: “The Liquidating Party may, at its option, include in the calculation of the Settlement Amount any amounts owed by the Defaulting Party to any parent, subsidiary or affiliate of the Liquidating Party.”

5.	Section P. Assignment: Delete Section P in its entirety and replace with the following language:

“Neither party shall assign the Agreement or any rights or obligations hereunder without the prior consent in writing of the other party, which consent shall not be unreasonably withheld or delayed. In the event of an assignment in accordance with the terms of this Section, the assignor shall nevertheless remain responsible for the proper performance of the Agreement. Notwithstanding the foregoing, Seller shall have the right to assign its rights, duties and responsibilities under the Agreement to an affiliate of Seller pending successful completion of Buyer’s reasonable counterparty due diligence process. Seller shall also have the right to assign its rights, duties and responsibilities under the Agreement to the following: (a) an acquirer of all or substantially all of Seller’s business or assets relating to the Crude Oil being sold to Seller hereunder, or (b) a successor in interest to Seller following a merger, consolidation or other corporate reorganization or a transfer or sale of a controlling interest equity interests in Seller pending successful completion of Buyer’s reasonable counterparty due diligence process by the acquirer or successor. Any assignment not made in accordance with the terms of this Section shall be void.

Notwithstanding the previous paragraph, the Seller may without the Buyer’s consent assign all or a portion of its rights to receive and obtain payment under the Agreement in connection with any finance, securitization or bank funding arrangements, always providing such assignment does not contravene any applicable law, regulation or decree binding upon the Buyer or the Buyer’s then current account opening procedures. Any payment made by the Buyer to the payee specified in the Seller’s invoice in respect of crude oil deliverable under the Agreement shall be in full discharge of the Buyer’s payment obligations to

The use of the following notation in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been separately provided to the Securities and Exchange Commission: [***]

the Seller under the Agreement and, for the avoidance of doubt, shall not be included in the determination of Settlement Amount under Section H. Any such assignment will not detract from the Seller's obligations under the Agreement.”

6.	Insert a new section (Section S) as follows:

“S.    Damages/Limitation of Liability: Notwithstanding any other provision of this Agreement, neither party shall be liable in contract or in tort or otherwise for any consequential, punitive, special, exemplary or indirect damage or loss (including, for avoidance of doubt, loss of profit) arising out of the performance or non-performance of any term of this Agreement, whether or not such loss or damage is foreseeable.

Subject to this Section S ("Damages/Limitation of Liability") and any other limitations in this Agreement, the amounts recoverable under the terms of this Agreement include amounts recoverable under applicable law, including without limitation article 2 of the Uniform Commercial Code.”

7.	Insert a new section (Section T) as follows:

“T.    Recording of Conversations: Each party hereby acknowledges to the other party and consents that such other party may, from time to time, and without further notice, electronically record telephone conversations between the parties' respective representatives in connection with the Agreement or other commercial matters between the parties.”

8.	Insert a new section (Section U) as follows:

“U.    Banking Instructions: If the Seller’s invoice contains banking information different from that currently in the Buyer’s records, prior to making payment the Buyer may require that: (1) such new or updated details be verbally confirmed by an employee or agent of the Seller other than the person responsible for generating such invoice, and (2) the Seller provide email or fax confirmation of the new banking information. The Seller will provide such confirmation in a timely manner, and the invoice shall not be due until confirmation is provided.”

9.	Insert a new section (Section V) as follows:

“V.	Taxes:

(1)	The Buyer’s responsibilities:

(a)    The amount of any indirect taxes, duties, imposts, fees, charges and dues of every description imposed or levied by any governmental, local or port authority on the crude oil supplied hereunder, or on its export, purchase, delivery, transportation, ownership, sale or use, in respect of any stage after title and risk in such crude oil has passed to the Buyer shall be for the Buyer's account. In addition, the New York Motor Fuel Excise Tax, the Tennessee Fuel tax, or any similar motor fuel and sales/use taxes that have been prepaid by the Seller but are to be passed on to the Buyer in accordance with industry practice shall be for the Buyer’s account.

(b)    Buyer shall bear no responsibility for any income, franchise or other type of direct tax that may inure to Seller as a result of this transaction including the "Business and Occupation Tax" levied by the State of Washington or any political subdivision of the State of Washington.

The use of the following notation in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been separately provided to the Securities and Exchange Commission: [***]

Where applicable law or regulation imposes the obligation to collect such indirect taxes upon the Seller, Buyer shall promptly reimburse Seller for the amount of such indirect taxes, less any applicable allowances, unless Buyer, in advance, has provided Seller with documentation of applicable licenses or exemption certificates. Buyer’s obligation to pay applicable indirect taxes extends to reimbursement of Seller for any indirect taxes that Seller must pay due to subsequent discovery of taxability or under audit by any taxing authority. Seller’s right to require reimbursement of indirect taxes is not subject to the ninety (90) day limit for other claims under this Agreement, and Seller may make a claim for reimbursement at any time until the expiration of the relevant statute of limitations.

(2)
The Seller’s responsibilities: The amount of any indirect taxes, duties, imposts, fees, charges and dues of every description imposed or levied by any governmental, local or Port authority on the crude oil supplied hereunder, in respect of any stage prior to risk in such crude oil passing to the Buyer shall be for the Seller's account. However, Buyer shall reimburse Seller for any payments of New York Motor Fuel Excise Tax, Tennessee Fuel tax, or any similar motor fuel and sales/use taxes that are prepaid by the Seller but are to be passed on to the Buyer in accordance with industry practice.

(3)
As used in this Agreement the term "indirect taxes" includes, but is not limited to: federal, state or local excise taxes, sales and use taxes, ad valorem taxes, motor fuel taxes, gross receipts taxes, franchises taxes, environmental taxes and also includes types of indirect taxes assessed in any foreign country.

(4)
Upon Seller's request or upon any change in registration or exemption status in any taxing jurisdiction where Buyer conducts business, Buyer shall furnish Seller with the appropriate state registration number(s), its federal employer identification number or amended exemption certificates. Buyer shall ensure that Seller receives these notifications within thirty (30) days of such request or change in registration or exemption status. Seller will invoice Buyer for applicable taxes if Buyer fails to comply with this notification requirement.

(5)
When one Party makes payments to be reimbursed by the other Party, the paying Party shall use its best efforts to verify the correctness of the charges and to pay only the minimum amount due. There shall be no reimbursement for penalties or interest which are incurred as the result of the paying Party’s negligence. If applicable, federal oil spill tax may be billed as a separate line item on the invoice.

The use of the following notation in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been separately provided to the Securities and Exchange Commission: [***]

Exhibit C – Example of Brent Roll calculation
FOR ILLUSTRATIVE PURPOSES ONLY

Pricing Day	Brent First trade Contract month	Brent Second trade Contract month
6/1/2018	76.79	76.51
6/4/2018	75.29	75.10
6/5/2018	75.38	75.13
6/6/2018	75.36	74.96
6/7/2018	77.32	76.98
6/8/2018	76.46	76.19
6/11/2018	76.46	76.19
6/12/2018	75.88	75.65
6/13/2018	76.74	76.48
6/14/2018	75.94	75.62
6/15/2018	73.44	73.08
6/18/2018	75.34	74.94
6/19/2018	75.08	74.64
6/20/2018	74.74	74.33
6/21/2018	73.05	72.8
6/22/2018	75.55	75.32
6/25/2018	74.73	74.55
6/26/2018	76.31	76.14
6/27/2018	77.62	77.46
6/28/2018	77.85	77.61
6/29/2018
Arithmetic Average=	75.77	75.48

Calendar ICE Brent=		75.77
Brent Roll= (75.48-75.77)		-0.28
Cal ICE Brent + Brent Roll=		75.48

The use of the following notation in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been separately provided to the Securities and Exchange Commission: [***]